As filed with the Securities and Exchange Commission on January 17, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Equity Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Kansas	72-1532188
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

(214) 855-3906

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	3,047,227	$32.64	$99,461,489	$11,528

(1)	Represents outstanding shares of Equity Bancshares, Inc. Class A Common Stock offered by the selling stockholders named in this prospectus. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities offered by this registration statement shall be deemed to cover such additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of our Class A Common Stock on the NASDAQ Global Select Market on January 11, 2017.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 17, 2017.

Preliminary Prospectus

Equity Bancshares, Inc.

3,047,227 Shares

Class A Common Stock

This prospectus relates to the offer and sale from time to time by the stockholders named in this prospectus (the “Selling Stockholders”) of up to an aggregate of 3,047,227 shares of our Class A common stock, par value $0.01 per share (“Class A Common Stock”), which includes 558,227 shares of our Class A Common Stock which are issuable upon the automatic conversion of an equal number of shares of our Class B non-voting common stock, par value $0.01 per share (our “Class B Common Stock”) currently held by certain Selling Stockholders named in this prospectus. We will not receive any of the proceeds from the sale of shares by the Selling Stockholders under this prospectus.

All of the shares offered by this prospectus are being sold by the Selling Stockholders. It is anticipated that the Selling Stockholders will sell the shares from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We do not know when or in what amounts the Selling Stockholders may offer the shares for sale. The Selling Stockholders might not sell all of the shares offered by this prospectus. For more information regarding the Selling Stockholders and the times and manner in which they may offer or sell the shares, see “Selling Stockholders” or “Plan of Distribution”.

Our Class A Common Stock is listed on the NASDAQ Global Select Market under the symbol “EQBK.” On January 13, 2017, the last reported sale price of our Class A Common Stock as reported by the NASDAQ Global Select Market was $33.04 per share. You are encouraged to obtain current quotations of the price of our Class A Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in these securities involves material risks and uncertainties. You should read carefully the “Risk Factors ” on page 8 of this prospectus, in any prospectus supplement and in our periodic reports and other Securities and Exchange Commission filings for factors you should consider before investing in our securities.

The shares of our Class A Common Stock that you purchase in this offering will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is             , 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, the Selling Stockholders may offer and sell, from time to time and in one or more offerings, the securities described in this prospectus.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy the offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context requires otherwise, “Equity,” “we,” “us” and “our” refer to Equity Bancshares, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room 100 F Street, N.E. Washington, D.C. 20549

On-line information, free of charge	SEC’s Internet website at www.sec.gov

Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.equitybank.com. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), upon written or oral request at the following address and telephone number:

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Attn: Investor Relations

Telephone: (316) 612-6000

The information contained on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-37624). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 17, 2016, including the information in our proxy statement that is part of our Schedule 14A filed with the SEC on March 28, 2016, that is incorporated by reference in that Annual Report on Form 10-K;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 16, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 15, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 14, 2016;

•	our Current Reports on Form 8-K (and any amendments thereto) filed with the SEC on February 3, 2016, April 4, 2016, May 3, 2016, July 14, 2016, October 20, 2016, October 31, 2016, November 15, 2016, December 22, 2016 and December 27, 2016 (other than any portions thereof deemed furnished and not filed in accordance with SEC rules); and

•	the description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 6, 2015, and any other amendment or report filed for the purposes of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is a part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, where appropriate, the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information presented herein and in other documents filed with or furnished to the SEC, in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•	an economic downturn, especially one affecting our core market areas;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of our loan portfolio is secured by real estate;

•	difficult or unfavorable conditions in the market for financial products and services generally;

•	interest rate fluctuations, which could have an adverse effect on our profitability;

•	external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition;

•	continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	losses resulting from a decline in the credit quality of the assets that we hold;

•	inadequacies in our allowance for loan losses, which could require us to take a charge to earnings and thereby adversely affect our financial condition;

•	inaccuracies or changes in the appraised value of real estate securing the loans that we originate, which could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	the costs of integrating the businesses we acquire, which may be greater than expected;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity resulting from decreased loan repayment rates, lower deposit balances, or other factors;

•	restraints on the ability of Equity Bank to pay dividends to us, which could limit our liquidity;

•	the loss of our largest loan and depositor relationships;

•	limitations on our ability to lend and to mitigate the risks associated with our lending activities as a result of our size and capital position;

•	additional regulatory requirements and restrictions on our business, which could impose additional costs on us;

•	increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;

•	a failure in the internal controls we have implemented to address the risks inherent to the business of banking;

•	inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance;

•	the departure of key members of our management personnel or our inability to hire qualified management personnel;

•	disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems;

•	unauthorized access to nonpublic personal information of our customers, which could expose us to litigation or reputational harm;

•	disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

•	the occurrence of adverse weather or manmade events, which could negatively affect our core markets or disrupt our operations;

•	an increase in FDIC deposit insurance assessments, which could adversely affect our earnings;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; and

•	other factors that are discussed in “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

ABOUT EQUITY BANCSHARES, INC.

The following is a brief summary of our business. It does not contain all of the information that maybe important to you. Before you decide to purchase any of the Class A Common Stock, you should carefully review this entire prospectus and any prospectus supplement, along with any other information we refer to in, or incorporate by reference into, this prospectus and any prospectus supplement.

Equity Bancshares, Inc. is a Kansas corporation headquartered in Wichita, Kansas and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of September 30, 2016, we had total assets of approximately $1.56 billion, total deposits of approximately $1.18 billion and total stockholders’ equity of approximately $161.2 million. Through our wholly owned banking subsidiary, Equity Bank, a Kansas state chartered bank, we provide a broad range of financial services primarily to businesses and business owners as well as individuals through our network of 34 full service branches located in Kansas, Missouri and Arkansas.

Our principal executive offices are located at 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207, and our telephone number is (316) 612-6000. Our website is www.equitybank.com. References to our website are not intended to be active links and the information on such websites is not, and you must not consider that information to be, a part of this prospectus.

RECENT DEVELOPMENTS

Community First Bancshares, Inc. Merger

On November 10, 2016, we completed our merger (the “Community Merger”) with Community First Bancshares, Inc. (“Community”), pursuant to the terms of the Agreement and Plan of Reorganization, dated July 14, 2016, by and between Equity and Community (the “Community Agreement”). At the effective time of the Community Merger (the “Effective Time”), Community merged with and into Equity, with Equity surviving the Community Merger. Following the Effective Time, Community’s wholly owned bank subsidiary, Community First Bank, merged with and into Equity Bank, with Equity Bank surviving the merger. Pursuant to the Community Agreement, at the Effective Time each outstanding share of Community common stock was converted into the right to receive (i) 7.261 shares of our Class A Common Stock and (ii) $26.31 in cash.

Prairie State Bancshares, Inc. Merger

On October 20, 2016, we entered into an Agreement and Plan of Merger (the “Prairie Agreement”) by and among Equity, Prairie Merger Sub, Inc. (“Merger Sub”) and Prairie State Bancshares, Inc. (“Prairie”). The Prairie Agreement provides that, subject to the terms and conditions set forth in the Prairie Agreement, Merger Sub will merger with and into Prairie (the “Prairie Merger”), with Prairie continuing as the surviving corporation and a wholly owned subsidiary of Equity. Immediately following the Prairie Merger, we will cause Prairie to merge with and into Equity, with Equity surviving (the “Second Step Merger”). Following the Second Step Merger, or at such later time as we may determine, State Bank, the wholly owned bank subsidiary of Prairie, will merge with and into Equity Bank, with Equity Bank surviving.

Subject to the terms and conditions set forth in the Prairie Agreement, at the effective time of the Prairie Merger, each outstanding share of Prairie common stock will be converted into the right to receive, without interest (i) 6.41 shares of our Class A Common Stock and (ii) $163.84, in cash, subject to adjustment based upon Prairie’s consolidated capital, surplus and retained earnings accounts less all intangible assets, and adjusted to reflect certain merger costs and other specified items, calculated prior to the closing of the Prairie Merger as provided in the Prairie Agreement.

2016 Private Placement

On December 19, 2016, Equity and certain of the selling stockholders, who are funds affiliated with Patriot Financial Partners, L.P. and Endicott Management Company (the “PIPE Sellers”), severally and not jointly and severally, entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional and accredited investors (the “PIPE Investors”). Pursuant to the Securities Purchase Agreement, the PIPE Investors purchased an aggregate of 1,090,000 shares of Class A common stock (the “PIPE Shares”), at a purchase price of $32.50 per share which consisted of (i) 770,000 shares of Class A common stock issued by Equity and (ii) 320,000 shares of Class B common stock, which were converted into an equal number of shares of Class A common stock upon transfer to the PIPE Investors. The transactions contemplated by the Securities Purchase Agreement closed on December 20, 2016. The gross proceeds to Equity from the private placement (the “2016 Private Placement”) were approximately $25.0 million and were used by Equity to repay debt under its line of credit and to provide working capital for Equity’s growth strategies. Equity did not receive any of the proceeds from the sale of shares by the PIPE Sellers.

In connection with the Securities Purchase Agreement, Equity entered into a Registration Rights Agreement (the “2016 Registration Rights Agreement”) between Equity and each of the PIPE Investors. Under the 2016 Registration Rights Agreement, Equity agreed to use commercially reasonable efforts to file a registration statement with the SEC within 30 days after the effective date of the Securities Purchase Agreement covering the sale or distribution by the PIPE Investors, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of all of the PIPE Shares, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as promptly as is reasonably practicable after the filing thereof.

RISK FACTORS

An investment in our securities involves certain risks. Before making an investment decision, you should carefully read and consider the risk factors set forth in our most recent Annual Report on Form 10-K (our “Latest Form 10-K”) under the heading “Risk Factors” as well as any updated or additional disclosure about risk factors included in any of our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have made with the SEC since the date of the Latest Form 10-K that are incorporated by reference in this prospectus. We may also include updated or additional disclosure about risk factors in an applicable prospectus supplement under the heading “Risk Factors.” Additional risks and uncertainties of which we are not aware or that we believe are not material at the time could also materially and adversely affect our business, financial condition, results of operations or liquidity. In any case, the value of the securities offered by means of this prospectus and any applicable prospectus supplement could decline and you could lose all or part of your investment.

Sales of large amounts of our Class A Common Stock, or the perception that sales could occur, may depress our stock price.

Even if our business is doing well, the market price of our Class A Common Stock could decline if our existing stockholders, including the Selling Stockholders, decide to sell their shares. As of January 13, 2017, the Selling Stockholders owned approximately 38.0% of our outstanding shares of capital stock and the shares offered hereby represent approximately 26.1% of our outstanding shares of Class A Common Stock that will be outstanding following the offering. The market price could decline significantly if the Selling Stockholders sell all of their shares in the future or other investors perceive sales to be imminent. Our stock price may suffer a significant decline if there were to be a sudden increase in the number of shares sold in the public market or market perception that the increased number of shares available for sale will exceed the demand for our Class A Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities offered by this prospectus. All of the proceeds from the sale of the Class A Common Stock pursuant to this prospectus will be for the account of the Selling Stockholders. See “Selling Stockholders.”

SELLING STOCKHOLDERS

Class A Common Stock

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders under this prospectus, the total number of shares of Class A Common Stock beneficially owned by each Selling Stockholder as of January 13, 2017, the maximum number of shares of Class A Common Stock that each Selling Stockholder may sell using this prospectus and the total number and percentage of outstanding shares of Class A Common Stock that will be beneficially owned by each Selling Stockholder upon completion of the offering. The following table assumes the conversion of all shares of Class B Common Stock held by each Selling Stockholder holding shares of Class B Common Stock into shares of Class A Common Stock in connection with the transfer of such Class B Common Stock to a purchaser who is not affiliated with the Selling Stockholder. Each of the Selling Stockholders holding shares of Class B Common Stock has instructed our transfer agent to transfer all shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock prior to transferring any shares of Class A Common Stock owned by such Selling Stockholder. In addition, because the Selling Stockholders may sell all, some or none of their securities, the table assumes that each Selling Stockholder listed below is offering, and will sell, all of the Class A Common Stock, including the Class A Common Stock issuable upon the automatic conversion of an equal number of shares of our Class B Common Stock currently held by certain Selling Stockholders, to which this prospectus relates.

We have prepared the table based on information given to us by, or on behalf of, the Selling Stockholders on or before January 13, 2017. The Selling Stockholders identified below may have sold, transferred, or otherwise disposed of some or all of their shares since the date as of which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act and of which we are not aware. Because the Selling Stockholders may offer, pursuant to this prospectus, all or some portion of the Class A Common Stock listed below, no estimate can be given as to the amount of Class A Common Stock that will be held by each Selling Stockholder upon the consummation of any sales.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Class A Common Stock Offered	Shares of Class A Common Stock Beneficially Owned After the Offering(19)		Percentage of Class A Common Stock Beneficially Owned After the Offering(21)
Patriot Financial Partners, L.P.(1)	719,434	(16)	719,434	—	(20)	—
Patriot Financial Partners Parallel, L.P.(1)	124,280	(17)	124,280	—	(20)	—
Endicott Opportunity Partners III, L.P.(2)	658,513	(18)	658,513	—	(20)	—
Compass Island Investment Opportunities Fund A, L.P.(3)	130,000		130,000	—		—
Compass Island Investment Opportunities Fund C, L.P.(3)	325,000		325,000	—		—
Forest Hill Strategic Value Fund, L.P.(4)	100,000		100,000	—		—
Banc Fund VII L.P.(5)	91,877		23,077	68,800			*
Banc Fund VIII L.P.(5)	147,379		44,615	102,764			*
Banc Fund IX L.P.(5)	118,208		42,308	75,900			*
EJF Financial Services Fund, LP(6)	581,366		175,000	406,366		3.5%
Malta Hedge Fund, L.P.(7)	5,300		5,000	300			*
Malta Hedge Fund II, L.P.(7)	63,700		60,200	3,500			*
Malta Offshore, Ltd.(7)	28,700		27,100	1,600			*
Malta Market Neutral Master Fund, Ltd.(7)	13,200		12,400	800			*
Malta MLC Fund, L.P.(7)	23,100		21,700	1,400			*
Malta MLC Offshore, Ltd.(7)	2,800		2,600	200			*
Malta Titan Fund, L.P.(7)	38,200		36,000	2,200			*
Iron Road Multi-Strategy Fund LP(8)	15,000		15,000	—		—
Mendon Capital QP LP(9)	50,000		50,000	—		—
Mendon Capital Master Fund Ltd.(10)	100,000		100,000	—		—

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Class A Common Stock Offered	Shares of Class A Common Stock Beneficially Owned After the Offering(19)	Percentage of Class A Common Stock Beneficially Owned After the Offering(21)
Financial Opportunity Fund, LLC(11)	331,084	62,540	268,544	2.3%
FJ Fund SP(12)	12,460	12,460	—	—
Bridge Equities XI, LLC(13)	75,000	75,000	—	—
JHVIT Financial Industries Trust(14)	18,866	9,592	9,274	*
JH Financial Opportunities Fund(14)	130,915	36,055	94,860	*
JH Financial Industries Fund(14)	95,020	44,140	50,880	*
JH Regional Bank Fund(14)	190,227	60,213	130,014	1.1%
Endeavour Regional Bank Opportunities Fund II LP(15)	247,613	75,000	172,613	1.5%

*	Indicates less than 1%
(1)	Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively, the “Patriot Funds”) are the holders of record of shares of Class A Common Stock and Class B Common Stock. The address for the Patriot Funds is 2929 Arch St., 27th Floor, Philadelphia, Pennsylvania 19104. Because (i) W. Kirk Wycoff, Ira M. Lubert and James J. Lynch serve as general partners of the Patriot Funds and Patriot Financial Partners, GP, L.P. (“Patriot GP”) and as members of Patriot Financial Partners, GP, LLC (“Patriot LLC”), (ii) Patriot LLC serves as general partner of Patriot GP and (iii) Patriot GP serves as general partner of the Patriot Funds, each of Messrs. Wycoff, Lubert and Lynch, Patriot LLC and Patriot GP may be deemed to have beneficial ownership of, and share voting and dispositive power over, securities held directly by the Patriot Funds. Michael B. High currently serves as the representative of the Patriot Funds on our board of directors.
(2)	Endicott Opportunity Partners III, L.P. (“Endicott”) is the holder of record of shares of Class A Common Stock and Class B Common Stock. The address for Endicott is 570 Lexington Avenue, 37th Floor, New York, New York 10022. Endicott Management Company is the investment manager to Endicott, and consequently has the authority to vote and to dispose of the securities held by Endicott. W.R. Endicott III, L.L.C., is the general partner of Endicott and may be deemed to have beneficial ownership of, and share voting and dispositive power over, shares of securities held directly by Endicott. Robert I. Usdan and Wayne K. Goldstein are the Co-Presidents and sole stockholders of Endicott Management Company and the managing members of W.R. Endicott III, L.L.C. and may be deemed to have beneficial ownership of, and share voting and dispositive power over, securities held directly by Endicott. Wayne K. Goldstein, who previously served as the representative of Endicott on our board of directors and Equity Bank’s board of directors, resigned on November 14, 2016 in connection with the Community Merger. See “Recent Developments”.
(3)	Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (collectively, the “Compass Island Funds”) are the holders of record of shares of Class A Common Stock. The address for the Compass Island Funds is 712 Fifth Avenue, 12th Floor, New York, New York, 10019. Resource Financial Institutions Group, Inc. serves as the general partner of the Compass Island Funds and has the sole power to vote and dispose of the shares of stock held by the Compass Island Funds. Pursuant to a stock purchase agreement with the Compass Island Funds, the Compass Island Funds received the right to nominate one representative to our board of directors and Equity Bank’s board of directors. Under the stock purchase agreement, the Compass Island Funds also have certain board observation rights and information rights if they do not exercise their right to appoint a director. These rights terminate if the Compass Island Funds sell 75% or more of the securities acquired under the stock purchase agreement. David B. Moore, who previously served as the representative of the Compass Island Funds on our board of directors and Equity Bank’s board of directors, resigned on November 14, 2016 in connection with the Community Merger. See “Recent Developments”.
(4)	Forest Hill Capital, LLC is the general partner of Forest Hill Strategic Value Fund, L.P. Mark Lee, as the principal of Forest Hill Capital, LLC, has voting and investment power over the shares held by Forest Hill Strategic Value Fund, L.P.
(5)	Banc Fund VII L.P., Banc Fund VIII L.P. and Banc Fund IX L.P. (the “BF Partnerships”) are directly or indirectly controlled by The Banc Funds Company, L.L.C. Charles J. Moore, Member of The Banc Funds Company, L.L.C., has voting and investment power over all shares beneficially owned by the BF Partnerships.
(6)	EJF Financial Services GP, LLC is the general partner of EJF Financial Services Fund, LP. EJF Capital LLC is the sole member of EJF Financial Services GP, LLC. Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting and investment power over the securities beneficially owned by EJF Financial Services Fund, LP.
(7)	Maltese Capital Management LLC is the investment manager of each of Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Offshore, Ltd., Malta Market Neutral Master Fund, Ltd., Malta MLC Fund, L.P., Malta MLC Offshore, Ltd. and Malta Titan Fund, L.P. Terry Maltese is the managing member of Maltese Capital Management LLC. In such capacities, each of Maltese Capital Management LLC and Mr. Maltese may be deemed to have voting and dispositive power over the shares held by Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Offshore, Ltd., Malta Market Neutral Master Fund, Ltd., Malta MLC Fund, L.P., Malta MLC Offshore, Ltd. and Malta Titan Fund, L.P. Each of Maltese Capital Management LLC and Mr. Maltese disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein.
(8)	RMB Capital Management LLC is the investment manager of Iron Road Multi-Strategy Fund LP. RMB Capital Holdings LLC (“RMB Holdings”) is the ultimate parent company of RMB Capital Management LLC. The managers of RMB Holdings are Richard M. Burridge, Jr., Frederick Paulman, Walter Clark and along with Christopher Graff, a member and the Director of Asset Management for RMB Holdings, are the natural persons with voting and dispositive power over the shares listed in the table as held by Iron Road Multi-Strategy Fund LP.
(9)	RMB Capital Management LLC is the investment manager of Mendon Capital QP LP. RMB Holdings is the ultimate parent company of RMB Capital Management LLC. The managers of RMB Holdings are Richard M. Burridge, Jr., Frederick Paulman, Walter Clark and along with Christopher Graff, a member and the Director of Asset Management for RMB Holdings, are the natural persons with voting and dispositive power over the shares listed in the table as held by Mendon Capital QP LP.
(10)	RMB Capital Management LLC is the sub-advisor of Mendon Capital Master Fund, Ltd. RMB Holdings is the ultimate parent company of RMB Capital Management LLC. The managers of RMB Holdings are Richard M. Burridge, Jr., Frederick Paulman, Walter Clark and along with Christopher Graff, a member and the Director of Asset Management for RMB Holdings, are the natural persons with voting and dispositive power over the shares listed in the table as held by Mendon Capital Master Fund, Ltd.
(11)	FJ Capital Management LLC is the Managing Member of Financial Opportunity Fund LLC. Martin Friedman, as Managing Member of FJ Capital Management LLC, has voting and investment power over the shares beneficially owned by Financial Opportunity Fund LLC.
(12)	FJ Capital Management LLC is the Sub-Adviser of FJ Fund SP. Martin Friedman, as Managing Member of FJ Capital Management LLC, has voting and investment power over the shares beneficially owned by FJ Fund SP.
(13)	SunBridge Manager, LLC (“SunBridge Manager”) is the managing member of Bridge Equities, XI, LLC, and SunBridge Holdings, LLC (“SunBridge Holdings”) is the managing member of SunBridge Manager. Realty Investment Company, Inc. is the manager of SunBridge Holdings. Charles A. Ledsinger, Jr. has voting and investment power over the shares beneficially owned by Bridge Equities XI, LLC.
(14)	Manulife Asset Management (US) LLC is the investment sub-adviser and agent for JHVIT Financial Industries Trust, JH Financial Opportunities Fund, JH Financial Industries Fund and JH Regional Bank Fund. Lisa Welch has voting power and dispositive power over the shares held by the JHVIT Financial Industries Trust, JH Financial Opportunities Fund, JH Financial Industries Fund and JH Regional Bank Fund.
(15)	Endeavour Capital Management, L.L.C. is the general partner and Endeavour Capital Advisors Inc. is the investment advisor of Endeavor Regional Bank Opportunities Fund II LP. Laurence Austin and Mitchell Katz are the ultimate controlling persons of Endeavour Capital Management, L.L.C. and Endeavour Capital Advisors Inc. and as such are the natural persons having voting and dispositive power over the shares listed in the table as held by Endeavor Regional Bank Opportunities Fund II LP.
(16)	Includes 316,961 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by Patriot Financial Partners, L.P.
(17)	Includes 54,753 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by Patriot Financial Partners Parallel, L.P.
(18)	Includes 186,513 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by Endicott.

(19)	Assumes the sale of all shares of Class A Common Stock offered.
(20)	Assumes the sale of all Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, each of the Selling Stockholders will own no shares of Class B Common Stock after the offering.
(21)	Based on 11,680,308 shares of Equity Class A Common Stock expected to be outstanding after the offering, which consists of 11,122,081 shares of Class A Common Stock outstanding as of January 13, 2017, and assumes the sale of all 558,227 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock.

2015 Registration Rights Agreement

In connection with our initial public offering, we entered into an Amended and Restated Registration Rights Agreement (the “2015 Registration Rights Agreement”) with the Patriot Funds, Endicott, the Compass Island Funds, among other things, provide such parties with demand registration rights. The 2015 Registration Rights Agreement provides the Patriot Funds, Endicott and the Compass Island Funds with both demand registration rights and piggy-back registration rights. We are filing this registration statement pursuant to our obligations under the 2015 Registration Rights Agreement and the 2016 Registration Rights Agreement.

Demand Registration Rights. Under the 2015 Registration Rights Agreement, the Patriot Funds have the right to make two requests for the registration of all or a portion of its registrable shares for sale under the Securities Act, subject to the terms and conditions contained therein. Upon a request for registration by the Patriot Funds, the Compass Island Funds and Endicott may elect to participate in such registration. The 2015 Registration Rights Agreement generally requires the Compass Island Funds, Endicott and the Patriot Funds to enter into customary lock-up agreements with the managing underwriter(s) in any underwritten offering involving our securities. The Patriot Funds, Endicott and the Compass Island Funds have generally agreed to pay any fees, expenses, discounts and commissions, other than internal costs incurred by us, associated with any demand registrations in which they participate.

Piggy-Back Registration Rights. Subject to certain limitations, the 2015 Registration Rights Agreement requires that if we register any of our securities under the Securities Act, we must give notice to the entities with registration rights of our intention to effect such a registration and subject to certain limitations, must include in the registration statement all registrable securities of these entities for which we have received a written request for inclusion. In addition, if we are advised in writing in good faith by any managing underwriter of our securities being offered in a public offering that the amount to be sold by selling stockholders (other than Equity) is greater than the amount which can be offered without adversely affecting the offering, we may reduce the amount offered for the accounts of selling stockholders in accordance with the procedures of the 2015 Registration Rights Agreement. We have agreed to pay certain fees and expenses associated with these piggyback registrations, other than any underwriting discounts, commissions or fees attributable to the sale of such securities and the legal fees and expenses incurred by such entities in connection therewith.

The foregoing summary is a general description only, does not purport to be complete and is qualified in its entirety by reference to the 2015 Registration Rights Agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 19, 2015, and incorporated herein by reference.

2016 Registration Rights Agreement

In connection with the 2016 Private Placement, we entered into the 2016 Registration Rights Agreement. Under the 2016 Registration Rights Agreement, we agreed, among other things, to use commercially reasonable efforts to file a registration statement with the SEC within 30 days after the effective date of the Securities Purchase Agreement covering the sale or distribution by the PIPE Investors, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of all of the PIPE Shares, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as promptly as is reasonably practicable after the filing thereof.

We are filing this registration statement pursuant to our obligations to the Selling Stockholders under the 2015 Registration Rights Agreement and the 2016 Registration Rights Agreement, as applicable.

The foregoing summary is a general description only, does not purport to be complete and is qualified in its entirety by reference to the 2016 Registration Rights Agreement, which is filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on December 22, 2016, and incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references in this prospectus to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

The following discussion summarizes some of the important rights of our stockholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Kansas General Corporation Code and our Articles of Incorporation, as amended (our “Articles of Incorporation”), and Bylaws, as amended (our “Bylaws”), copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.01 per share, of which 45,000,000 are designated as Class A Common Stock and 5,000,000 are designated as Class B Common Stock, and 10,000,000 shares of preferred stock. As of January 13, 2017, no shares of preferred stock were outstanding.

As of January 13, 2017, there were 11,122,081 shares of Class A Common Stock issued and outstanding and 558,227 shares of Class B Common Stock issued and outstanding. All issued and outstanding shares at that date were fully paid and nonassessable. Also, as of January 13, 2017, options to purchase an aggregate of 590,835 shares of Class A Common Stock held by our employees, officers and directors under our 2006 Non-Qualified Stock Option Plan and our 2013 Stock Incentive Plan were outstanding.

Class A Common Stock

Voting Rights. Each holder of our Class A Common Stock is entitled to one vote for each share of Class A Common Stock held on all matters to be voted on by our stockholders. Holders of our Class A Common Stock elect our board of directors and act on other matters as are required to be presented to them under Kansas law or as are otherwise presented to them by the board of directors. Each holder of Class A Common Stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of our preferred stock may also possess voting rights. When a quorum is present at any meeting, the vote of the holders of a majority of our Class A Common Stock present in person or by proxy will decide any matter before such meeting, unless the matter is one requiring a different vote by applicable law or our Articles of Incorporation.

Dividends. To the extent permitted under the Kansas General Corporation Code and subject to the rights of holders of any outstanding shares of our preferred stock, holders of our Class A Common Stock are entitled to participate ratably on a per share basis with holders of our Class B Common Stock in the payment of dividends, when, as and if declared thereon by our board of directors. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of our common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of our debts and other liabilities, the holders of our Class A Common Stock are entitled to participate ratably on a per share basis in all distributions to the holders of our common stock in any liquidation, dissolution or winding up of Equity.

Preemptive Rights; Other. Holders of our Class A Common Stock are not entitled to preemptive rights with respect to any shares that may be issued. The Class A Common Stock is not entitled to the benefits of any redemption or sinking fund provision.

Class B Common Stock

Voting Rights. The holders of Class B Common Stock have no voting rights except as may be provided for under Kansas law.

Dividends. To the extent permitted under the Kansas General Corporation Code and subject to the rights of holders of any outstanding shares of our preferred stock, holders of our Class B Common Stock are entitled to participate ratably on a per share basis with holders of our Class A Common Stock in the payment of dividends, when, as and if declared thereon by our board of directors. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of our common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of our debts and other liabilities, the holders of our Class B Common Stock are entitled to participate ratably on a per share basis in all distributions to the holders of our common stock in any liquidation, dissolution or winding up of Equity.

Conversion. The stock purchase agreements pursuant to which the holders of Class B Common Stock purchased such shares generally provide the holders of Class B Common Stock with a contractual right to exchange shares of Class B Common Stock for shares of Class A Common Stock, at the election of the transferee, in connection with a transfer by such holder of Class B Common Stock to an unaffiliated party in the following limited circumstances: (i) a transfer to Equity or Equity Bank; (ii) a widespread public distribution; (iii) a transaction in which no transferee (or group of associated transferees) receives two percent or more of any class of voting securities of Equity; or (iv) to a transferee that would control more than fifty percent of the voting securities of Equity without any transfer from such holder of Class B Common Stock, in each case subject to the terms of the stock purchase agreement. The right to exchange Class B Common Stock for Class A Common Stock under the respective stock purchase agreements generally survives indefinitely. The holders of Class B Common Stock are also generally restricted from transferring their Class B Common Stock except in a transaction in which the holder would be eligible to exchange Class B Common Stock for Class A Common Stock or to an affiliate of the holder.

Preemptive Rights; Other. Holders of our Class B Common Stock are not entitled to preemptive rights with respect to any shares that may be issued. The Class B Common Stock is not entitled to the benefits of any redemption or sinking fund provision.

Preferred Stock

Upon authorization of our board of directors, we may issue shares of one or more series of our preferred stock from time to time. Our board of directors may, without any action by holders of common stock and subject to the provisions of any outstanding series of preferred stock, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others, any:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been or may be designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, our common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over our then market price.

Anti-Takeover Effects of Certain Provisions of Kansas Law and our Articles of Incorporation and Bylaws

Kansas law and certain provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, prevent, discourage or make more difficult unsolicited tender offers or takeover attempts that a stockholder may consider to be in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal. These provisions include:

•	No stockholder action by written consent. Our Articles of Incorporation and Bylaws provide that stockholder action can be taken only at an annual meeting or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

•	Authorized but unissued capital stock. We have authorized but unissued shares of preferred stock and common stock and, subject to the provisions of any outstanding series of preferred stock, our board of directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

•	Classified board of directors. Our Articles of Incorporation divide our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms. In addition, our Articles of Incorporation also provide for noncumulative voting with respect to the election for directors. These provisions may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

•	Business combinations with certain persons. We are subject to Section 17-12,101 of the Kansas General Corporation Code, which provides that, subject to certain exceptions, a Kansas corporation such as us may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, who is an “interested stockholder” (generally defined as the holder of 15% or more of the corporation’s outstanding voting stock) for a period of three years following the date such person became an interested stockholder, unless (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder. This law may have the effect of prohibiting a business combination involving us, even if such event would be beneficial to our stockholders.

•

Control share acquisition statute. We are also subject to Sections 17-1286 et seq. of the Kansas General Corporation Code, which provides that, subject to certain exceptions, any person or group must obtain stockholder approval before acquiring any shares of stock of a Kansas corporation such as us if, after the acquisition, that person would trigger a specified level of voting power, beginning at 20%, as set forth in the statute. If the acquiring person fails to obtain such stockholder approval, the acquired shares lose their voting rights. These voting rights may be retained or restored only if the statutory disclosure requirements are met and upon the approval by both a majority of the outstanding voting stock and a majority of the outstanding voting stock excluding “interested shares” (generally defined as all shares owned by the acquiring person or group, the corporation’s directors who are also its employees, and the corporation’s officers).

•	Board vacancies. Subject to the limitations in our Articles of Incorporation and the provisions of any outstanding series of preferred stock, our Articles of Incorporation and Bylaws enable our board of directors to increase the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors then in office.

•	Bylaw amendments. Subject to the power of our stockholders to make, amend, alter or repeal certain bylaws, our Articles of Incorporation allow our board of directors to make, amend, alter or repeal our bylaws.

•	Charter amendments. Our Articles of Incorporation provide that the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all of the shares of our outstanding voting stock is required to amend or repeal or adopt any provisions inconsistent with certain provisions of our Articles of Incorporation.

•	Advance notice requirements. Our Articles of Incorporation establish advance notice procedures with regard to stockholder proposals to nominate directors or bring business at annual meetings of stockholders. Generally, these procedures provide that notice of a stockholder proposal or director nomination must be received by our secretary no less than 120 days prior to the day corresponding to the date on which we released our proxy statement in connection with the previous year’s annual meeting. The notice must also meet certain form and content requirements specified in our Articles of Incorporation. These requirements and procedures may preclude stockholders from nominating directors or bringing business at annual meetings.

•	Removal of directors. Subject to the provisions of any outstanding series of preferred stock, directors may only be removed from office (i) by the affirmative vote of the holders of outstanding shares representing at least 66 2⁄3% of the voting power of all shares of our capital stock entitled to vote in the election of directors, or (ii) to the extent permitted by law, by the affirmative vote of a majority of our entire board of directors for “cause.”

•	Limitation on right to call a special meeting of stockholders. Our Articles of Incorporation provide that a special meeting of stockholders may be called only by our president, our board of directors or upon the written request of the holders of not less than 20% of all of the outstanding shares of our capital stock entitled to vote at such special meeting.

Limitation on Liability and Indemnification Matters

As permitted by Section 17-6002(b)(8) of the Kansas General Corporation Code, our Articles of Incorporation eliminate a director’s liability to us and our stockholders for monetary damages for breach of a fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) certain transactions under Section 17-6424 of the Kansas General Corporation Code (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (d) for any transaction from which the director derived an improper personal benefit.

Our Articles of Incorporation and Bylaws also provide that we will indemnify each of our officers and directors to the fullest extent permitted by Kansas law and that any modification or repeal of our Articles of Incorporation or Bylaws will not adversely affect this indemnification right of our officers and directors with respect to any act or omission occurring prior to such modification or repeal. Our Bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by our officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by us in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that they were not entitled to be indemnified.

Our Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in our Articles of

Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise. In this regard, we have entered, or will enter, into indemnification agreements with each of our current and future directors and officers that will provide these individuals with a contractual right to indemnification from us to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to us, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. Our Bylaws further authorize us to purchase and maintain insurance on behalf of our officers and directors and we have obtained insurance to cover such individuals for certain liabilities. We believe that the limitation of liability provisions in our Articles of Incorporation and Bylaws, the indemnification agreements and the insurance policy will facilitate our ability to continue to attract and retain qualified individuals to serve as our officers and directors.

Listing and Trading

Our Class A Common Stock is listed on the NASDAQ Global Select Market under the symbol “EQBK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus to permit the resale of such securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the securities covered by this prospectus. We will pay the pro rata fees and expenses incurred by us incident to the registration of the 1,090,000 shares, including SEC registration fees and any listing fees, that are attributable to the Selling Stockholders that are parties to the 2016 Registration Rights Agreement. The Selling Stockholders that are parties to the 2015 Registration Rights Agreement will pay their respective pro rata fees and expenses incurred by us, other than internal costs, incident to the registration of the 1,957,227 shares attributable to such Selling Stockholders, including reimbursement of fees of our counsel and accountants, SEC registration fees and any listing fees. However, we will not pay any underwriting or other discounts or commissions in any offering of the shares of common stock by any of the Selling Stockholders.

The Selling Stockholders may sell all or a portion of the securities covered by this prospectus beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities covered by this prospectus are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities covered by this prospectus may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling the securities covered by this prospectus to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the securities covered by this prospectus for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 and its supplementary materials.

In connection with sales of the securities covered by this prospectus or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities covered by this prospectus in the course of hedging in positions they assume. The Selling Stockholders may also sell the securities covered by this prospectus short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the Selling Stockholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge securities covered by this prospectus to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities covered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use securities registered on this registration statement to cover short sales of the securities covered by this prospectus made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the securities covered by this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities covered by this prospectus from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer and donate the securities covered by this prospectus in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Selling Stockholders have informed us that they are not registered broker-dealers and do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities covered by this prospectus. Upon Equity being notified in writing by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of the securities covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the Selling Stockholder(s) and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities covered by this prospectus may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities covered by this prospectus by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities covered by this prospectus to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the terms of the 2015 Registration Rights Agreement and 2016 Registration Rights Agreement (as applicable), or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the terms of the 2015 Registration Rights Agreement and 2016 Registration Rights Agreement (as applicable), or we may be entitled to contribution.

LEGAL MATTERS

The validity of the Class A Common Stock offered by this prospectus will be passed upon for us by Wise & Reber, L.C., McPherson, Kansas. Certain other legal matters in connection with this offering will be passed upon for us by Norton Rose Fulbright US LLP, Dallas, Texas. If the Class A Common Stock is distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Crowe Chizek LLP, independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Community and its subsidiaries as of December 31, 2015 and 2014, and for the fiscal years ended December 31, 2015 and 2014, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Erwin & Company, independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Equity Bancshares, Inc.

3,047,227 Shares

Class A Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the Class A Common Stock being registered. All the amounts shown are estimates, except for the SEC registration fee:

SEC Registration Fee	$	11,528
Listing Fees and Expenses		**
Accounting Fees and Expenses		**
Legal Fees and Expenses		**
Printing and Engraving Expenses		**
Trustee, Registrar and Transfer Agent, and Depositary Fees and Expenses		**
Miscellaneous Expenses		**
**
Total	$	**

**	Estimated expenses are not presently known.

We will pay the pro rata fees and expenses incurred by us incident to the registration of the 1,090,000 shares, including SEC registration fees and any listing fees, that are attributable to the Selling Stockholders that are parties to the 2016 Registration Rights Agreement. The Selling Stockholders that are parties to the 2015 Registration Rights Agreement will pay their respective pro rata fees and expenses incurred by us, other than internal costs, incident to the registration of the 1,957,227 shares attributable to such Selling Stockholders, including reimbursement of fees of our counsel and accountants, SEC registration fees and any listing fees. However, we will not pay any underwriting or other discounts or commissions in any offering of the shares of common stock by any of the Selling Stockholders.

Item 15. Indemnification of Directors and Officers

Section 17-6305 of the Kansas General Corporation Code provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding, or in defense of any claim, issue or matter therein, Section 17-6305 of the Kansas General Corporation Code provides that such director, officer, employee or agent will be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

Our Articles of Incorporation and Bylaws provide that we will indemnify each of our officers and directors to the fullest extent permitted by Kansas law and that any modification or repeal of our Articles of Incorporation or Bylaws will not adversely affect this indemnification right of our officers and directors with respect to any act or omission occurring prior to such modification or repeal. Our Bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by our officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by us in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that they were not entitled to be indemnified.

As permitted by Section 17-6002(b)(8) of the Kansas General Corporation Code, our Articles of Incorporation eliminate a director’s liability to Equity and Equity’s stockholders for monetary damages for breach of a fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to Equity or Equity’s stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) certain transactions under Section 17-6424 of the Kansas General Corporation Code (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (d) for any transaction from which the director derived an improper personal benefit.

Our Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in our Articles of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise. In this regard, we have entered, or will enter, into indemnification agreements with each of our current and future directors and officers that will provide these individuals with a contractual right to indemnification from Equity to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to us, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. Our Bylaws further authorize us to purchase and maintain insurance on behalf of our officers and directors and we have obtained insurance to cover such individuals for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Equity under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 16. Exhibits

3.1	—	Second Amended and Restated Articles of Incorporation of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on May 3, 2016).

3.2	—	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

4.1	—	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

4.2	—	Amended and Restated Registration Rights Agreement, dated November 16, 2015, by and between Equity Bancshares, Inc., Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Endicott Opportunity Partners III, L.P., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 19, 2015).

4.3	—	Form of Registration Rights Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.2 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

5.1	—	Opinion of Wise & Reber, L.C. regarding the legality of the securities being registered.

23.1	—	Consent of Crowe Chizek LLP.

23.2	—	Consent of Erwin & Company.

23.3	—	Consent of Wise & Reber, L.C. (included as part of Exhibit 5.1).

24.1	—	Power of Attorney (included on original signature page to this Registration Statement).

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wichita, State of Kansas, on January 17, 2017.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Brad S. Elliott
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Brad S. Elliott and Gregory H. Kossover, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brad S. Elliott	Chairman and Chief Executive Officer (Principal Executive Officer)	January 17, 2017
Brad S. Elliott

/s/ Gregory H. Kossover	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 17, 2017
Gregory H. Kossover

/s/ Gary C. Allerheiligen	Director	January 17, 2017
Gary C. Allerheiligen

/s/ L. James Berglund	Director	January 17, 2017
James L. Berglund

/s/ Jeff A. Bloomer	Director	January 17, 2017
Jeff A. Bloomer

/s/ Dan R. Bowers	Director	January 17, 2017
Dan R. Bowers

/s/ Roger A. Buller	Director	January 17, 2017
Roger A. Buller

/s/ Michael R. Downing	Director	January 17, 2017
Michael R. Downing

/s/ P. John Eck	Director	January 17, 2017
P. John Eck

/s/ Gregory L. Gaeddert	Director	January 17, 2017
Gregory L. Gaeddert

/s/ Michael B. High	Director	January 17, 2017
Michael B. High

/s/ Randee R. Koger	Director	January 17, 2017
Randee R. Koger

/s/ Jerry P. Maland	Director	January 17, 2017
Jerry P. Maland

/s/ Shawn D. Penner	Director	January 17, 2017
Shawn D. Penner

/s/ Harvey R. Sorensen	Director	January 17, 2017
Harvey R. Sorensen

EXHIBIT INDEX

3.1	—	Second Amended and Restated Articles of Incorporation of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on May 3, 2016).

3.2	—	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

4.1	—	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

4.2	—	Amended and Restated Registration Rights Agreement, dated November 16, 2015, by and between Equity Bancshares, Inc., Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Endicott Opportunity Partners III, L.P., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 19, 2015).

4.3	—	Form of Registration Rights Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.2 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

5.1	—	Opinion of Wise & Reber, L.C. regarding the legality of the securities being registered.

23.1	—	Consent of Crowe Chizek LLP.

23.2	—	Consent of Erwin & Company.

23.3	—	Consent of Wise & Reber, L.C. (included as part of Exhibit 5.1).

24.1	—	Power of Attorney (included on original signature page to this Registration Statement).